EXHIBIT 99.1

EXHIBIT 99.1 PRESS RELEASE ISSUED NOVEMBER 14, 2003

      FOR IMMEDIATE RELEASE
      NOVEMBER 14, 2003

PRESS RELEASE

Citizens Financial Announces Third Quarter 2003 Results

LOUISVILLE, KY — November 14, 2003 — Citizens Financial Corporation (NASDAQ-CNFL) reported net income of $253,000 or $0.15 per share for the third quarter ended September 30 according to results released today. This compares to a net loss of $472,000 or $0.27 per share during the same period in 2002. The loss for the first three quarters of 2003 was $400,000 or $0.24 per share which improved about 85% from the loss of $2,717,000 or $1.58 per share during the same period in 2002. During the first nine months of 2003 net equity increased 11% to $11.67 per share due primarily to unrealized gains in the Company’s investment portfolio.

During the third quarter the Company realized pretax investment gains of $926,000 offset, to an extent, by a pretax loss from operations of $653,000. Higher mortality rates in the Company’s Home Service and Broker Life segments, along with historically low investment earned rates, negatively affected the Company’s operating performance. During the first nine months of the year investment yields declined 54 basis points compared to the yield for the same period in the prior year. This decrease was principally due to the continuing decline of balances in older, higher yielding bonds and a 93% increase in low income yielding equity securities. To partially offset this, during the third quarter the Company began restructuring portions of its investment portfolio to longer maturities. This was the principal reason for an approximate 46 basis point rise in yields during the third quarter of 2003 as compared to the first half of the year. Further repositioning of the investment portfolio to improve yields is currently being studied and will be initiated during the coming months if deemed prudent in view of interest rate risk.

Total revenues and premiums were down 6% and 21% respectively, for the third quarter compared to the prior year. The decrease is attributable to lower Preneed sales. This resulted primarily from decreases made by the Company in the second quarter to commissions paid on these products. General expenses were up 3% during the third quarter compared to the same period in the prior year.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include, among other things, statements regarding the effect of rising interest rates on the Company’s earnings and capital. These statements involve uncertainties and are based on management’s current expectations. Those uncertainties that could impact these statements include, among other things, the effect of restructuring the Company’s investment portfolio on the Company’s operating earnings and capital. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance see the Company’s Form 10-Q for the quarter which has been filed with the Securities and Exchange Commission and can be accessed at www.citizensfinancialcorp.com.

        Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

For further information contact:

Darrell R. Wells

President & CEO

(502) 897-0182

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Citizens Financial Corporation
Results in tabular form:

                                                Quarter ended September 30,
                                           -------------------------------------
                                           -------------------------------------
                                                 2003                 2002
                                            -----------------    ---------------
                                            -----------------    ---------------
Revenues                                   $  11,025,000          $  11,726,000
Net Income  (loss)  applicable  to Common  $     253,000          $    (472,000)
Stock
Per Share                                        $  0.15               $  (0.27)

                                              Nine Months ended September 30,
                                           -------------------------------------
                                                 2003               2002
                                           ---------------     -----------------
Revenues                                    $  31,515,000      $  30,725,000
Net Loss applicable to Common Stock         $    (400,000)        (2,717,000)
Net Loss Per Share                               $  (0.24)          $  (1.58)

                                             Selected Financial Position Data
                                           -------------------------------------
                                             September 30,        December 31,
                                                 2003                2002
                                           ------------------   ----------------
Total Assets                                 $155,648,000        $  148,442,000
Notes Payable                                  $6,463,000        $    7,779,000
Shareholders' Equity                         $ 19,662,000          $ 17,758,000
Shareholders' Equity per share                     $11.67                $10.53